Morgan Stanley Diversified Income Trust
Item 77(o) 10f-3 Transactions
October 1, 2000- March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Air Canada

03/15/01

$98.475

$1,405,000

0.80%

$400,000,000

0.47%
Goldman
Sachs
TRW Inc.
03/07/01
$99.909
$570,000
0.330%
$500,000,000
0.114%
JPM/Chase
TRW Inc.
03/07/01
$99.909
$875,000
0.520%
$500,000,000
0.175%
JPM/Chase


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